February 6, 2001

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K dated February 6, 2001 of Hudson's Grill International, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to us.

Very truly yours,

Hein + Associates llp